Exhibit 5.1

 [Breyer & Associates PC Letterhead]

October 9, 2009

Provident Financial Holdings, Inc.
3756 Central Avenue
Riverside, California  92506

Re:	Provident Financial Holdings, Inc.
Registration Statement on Form S-1

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) as of the date hereof under the Securities Act of 1933, as amended (the “Securities Act”), by Provident Financial Holdings, Inc., a Delaware corporation (the “Company”), of the common stock of the Company, par value $0.01 per share (the “Common Stock”) with an aggregate offering price of up to $46,000,000.

The offering of the Common Stock will be as set forth in the prospectus contained in the Registration Statement (the “Prospectus”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the validity of the Common Stock.

We have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company, and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Provident Financial Holdings, Inc.
October 9, 2009

Based on and subject to the foregoing, and assuming that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and comply with all applicable laws; (ii) the Registration Statement will be effective and will comply with all applicable laws at the time the Common Stock is offered or issued as contemplated by the Registration Statement; and (iii) all of the Common Stock will be issued and sold in the manner stated in the Registration Statement and the Prospectus; we are of opinion that:

1. The Common Stock when issued will be validly issued, fully paid and non assessable.

We express no opinion as to laws other than the General Corporation Law of the State of Delaware with respect to the opinion set forth in paragraph (1) above. No opinion is expressed herein with respect to the qualification of the Common Stock under the securities or blue sky laws of any other state or any foreign jurisdiction.

We hereby consent to the reference to us under the heading Legal Matters in the Prospectus and to the filing of this opinion as Exhibit 5.1 to the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/Breyer & Associates PC

Breyer & Associates PC